Exhibit 3.6

SERIES DESIGNATION OF
2515 W 6th St

In accordance with the Limited Liability Company Agreement of PSFNetwork MasterSeries LLC (the “Company”) dated March 13, 2026 (the “Agreement”) and upon the execution of this designation by the Company and PSFNetwork Holding LLC, in its capacity as Managing Member of the Company and 2515 W 6th St a series of PSFNetwork MasterSeries LLC (“2515 W 6th St”), this exhibit shall be attached to, and deemed incorporated in its entirety into, the Agreement.

References to Sections and ARTICLES set forth herein are references to Sections and ARTICLES of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	2515 W 6th St, a series of PSFNetwork MasterSeries LLC

Effective Date of Establishment	September 2, 2026

Managing Member	PSFNetwork Holding LLC was appointed as the Managing Member of 2515 W 6th St with effect from the date of the Agreement and shall continue to act as the Managing Member of 2515 W 6th St until dissolution of 2515 W 6th St pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X

Initial Member	PSFNetwork Holding LLC, having received 1 2515 W 6th St Interests.

Series Asset	The Series Asset of 2515 W 6th St shall comprise the single family residence located at 2515 W 6th St, Little Rock, AR 72205 which will be acquired by 2515 W 6th St upon the close of the Initial Offering and any assets and liabilities associated with such asset and such other assets and liabilities acquired by 2515 W 6th St from time to time, as determined by the Managing Member in its sole discretion

Purpose	As stated in Section 2.4

Issuance	Subject to Section 6.3(a)(i), the maximum number of 2515 W 6th St Interests the Company can issue is 810

Broker	Rialto Markets LLC

Brokerage Fee	Up to 1% of the purchase price of the Interests from 2515 W 6th St sold at the Initial Offering of the 2515 W 6th St Interests (excluding the 2515 W 6th St Interests acquired by any Person other than Investor Members)

Platform Fee	The Managing Member shall be entitled to collect an amount equal to 2.5% of the purchase price of the Underlying Asset of the Series 2515 W 6th St as compensation for technology, hosting, and platform operations.

Fees Payable to the Manager	All expenses associated with the Offering Expenses and the Acquisition Expenses of the Series Asset above $7,380 shall be borne by the Managing Member without reimbursement by the Series. For ongoing management of the Series Asset, the Managing Member shall be entitled to an Asset Management Fee equal to 10% of the gross rental income generated by the Series Asset on an annualized basis.

Interest Designation	No Interest Designation shall be required in connection with the issuance of 2515 W 6th St Interests

Voting	Subject to Section 3.5, the 2515 W 6th St Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of 2515 W 6th St Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in this Agreement.

The affirmative vote of the holders of not less than a majority of the 2515 W 6th St Interests then Outstanding shall be required for:

(a) any amendment to this Agreement (including this Series Designation) that would adversely change the rights of the 2515 W 6th St Interests;

(b) mergers, consolidations or conversions of 2515 W 6th St or the Company; and

(c) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding 2515 W 6th St Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of 2515 W 6th St Interests shall not be required for any of the other matters specified under Section 12.1

Splits	There shall be no subdivision of the 2515 W 6th St Interests other than in accordance with Section 3.7

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Other rights	Holders of 2515 W 6th St Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of 2515 W 6th St Interests

Officers	There shall initially be no specific officers associated with 2515 W 6th St, although, the Managing Member may appoint Officers of 2515 W 6th St from time to time, in its sole discretion

Aggregate Ownership Limit	As stated in Section 1.1

Minimum Interests	1 Interests per Member

Fiscal Year	As stated in Section 8.2

Information Reporting	As stated in Section 8.1(c)

Termination	As stated in Section 11.1(b)

Liquidation	As stated in Section 11.3

Amendments to this Exhibit	As stated in ARTICLE XII

PSFNETWORK MASTERSERIES LLC

By its Managing Member: PSFNETWORK HOLDING LLC

By its manager, PSFNetwork, Inc.

By:	/s/ Omar ElGhazaly
Omar ElGhazaly
Title:	Authorized Person

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